Exhibit 3(i)(a)

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

CATALYST HEALTH SOLUTIONS, INC.

WITH AND INTO

HEALTHEXTRAS, INC.

(Pursuant to Section 253 of the

General Corporation Law of the State of Delaware)

HealthExtras, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Catalyst Health Solutions, Inc., a Delaware corporation (the “Subsidiary”), with and into the Company, with the Company remaining as the surviving corporation under the name of Catalyst Health Solutions, Inc:

FIRST: The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Subsidiary is incorporated pursuant to the DGCL.

SECOND: The Company owns all of the outstanding shares of each class of capital stock of the Subsidiary.

THIRD: The Board of Directors of the Company, by the following resolutions duly adopted on September 10, 2008, determined to merge the Subsidiary with and into the Company pursuant to Section 253 of the DGCL:

WHEREAS, the Company desires to change its name to Catalyst Health Solutions, Inc. pursuant to Section 253(b) of the Delaware General Corporation Law of the State of Delaware (the “General Corporation Law”) (the “Name Change”);

WHEREAS, in order to effect the Name Change, the Company desires to incorporate a corporation named Catalyst Health Solutions, Inc. (the “Subsidiary”) under the General Corporation Law and to acquire one (1) share of Common Stock, par value of $0.01 per share, of the Subsidiary (collectively, the “Incorporation”);

WHEREAS, following the effectiveness of the Incorporation, the Company will own all of the outstanding shares of the capital stock of the Subsidiary; and

WHEREAS, in order to effect the Name Change, the Board has deemed it advisable that the Subsidiary be merged with and into the Company (the “Merger”) pursuant to Section 253 of the General Corporation Law following the effectiveness of the Incorporation;

NOW, THEREFORE, BE IT AND IT HEREBY IS RESOLVED, that the Incorporation is hereby authorized and approved in all respects;

RESOLVED FURTHER, that following the Incorporation, the Company is hereby authorized to effect the Name Change by merging the Subsidiary with and into the Company pursuant to Section 253 of the General Corporation Law;

RESOLVED FURTHER, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of Common Stock, par value $0.01 per share of the Company (the “Common Stock”) shall remain unchanged and continue to remain outstanding as one share of Common Stock, held by the person who was the holder of such share of Common Stock immediately prior to the Merger;

RESOLVED FURTHER, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of Common Stock, par value $0.01 per share, of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof;

RESOLVED FURTHER, that the Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article First thereof shall be amended to read in its entirety as follows:

FIRST: The name of the Corporation is Catalyst Health Solutions, Inc. (hereinafter sometimes referred to as the “Corporation”).

RESOLVED FURTHER, that the effective time of the Merger shall be at 9:00 A.M. Eastern Daylight Time on October 1, 2008;

RESOLVED FURTHER, that effective immediately following the effective time of the Merger, the Bylaws of the Company shall be amended by deleting the name “HEALTHEXTRAS, INC.” from the Heading and substituting therefor the name “Catalyst Health Solutions, Inc.”; and

RESOLVED FURTHER, that the proper officers of the Company be and they hereby are authorized and directed to do all acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Name Change, the Incorporation and the Merger;

RESOLVED FURTHER, that the proper officers of the Company be and they hereby are authorized and directed following the effectiveness of the Incorporation to make, execute and acknowledge, in the name and under the corporate seal of the Company, a certificate of ownership and merger for the purpose of consummating the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger; and

RESOLVED FURTHER, that all lawful actions previously taken by officers and employees of the Company in connection with the transaction referred to above and all other actions taken incidental thereto are hereby ratified.

FOURTH: The Company shall be the surviving corporation of the Merger.

FIFTH: The certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article First thereof shall be amended to read in its entirety as follows:

FIRST: The name of the Corporation is Catalyst Health Solutions, Inc: (hereinafter sometimes referred to as the “Corporation”).

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IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 12th day of September, 2008.

HEALTHEXTRAS, INC.

By:	/s/ Bruce F. Metge
Name:	Bruce F. Metge
Office:	General Counsel and Secretary